Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Healthcare Capital Corp. (the “Company”) on Form S-1 pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, of our report dated October 9, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of  Healthcare Capital Corp. as of September 2, 2020,  and for the period from August 18, 2020 (inception) through September 2, 2020, which report appears in the Prospectus on Amendment No. 2 to Form S-1, which is part of the Registration Statement of Healthcare Capital Corp. (File No. 333-251527).

/s/ Marcum llp

Marcum LLP

New York, New York

January 14, 2021